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                                                     Exhibit 23

          Letterhead of Kenny S&P Evaluation Services
             (a division of J.J. Kenny Co., Inc.)

                         July 24, 1998

Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292

               Re:  National Municipal Trust
                    Post-Effective Amendment No. 13
                    Second Put Series
                    (14 Day Repurchase-Collateral Backed)

Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 2-89666 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Serv-ices, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indi-cated in our KENNYBASE database as of the date of the evalua-tion report.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.

                              Sincerely,

                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President
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                                                     Exhibit 23

        Letterhead of Standard & Poor's Rating Services
        (a division of The McGraw-Hill Companies, Inc.)

                         July 24, 1998

Prudential Securities Incorporated
Unit Investment Trust Department
1 New York Plaza
New York, NY  10292-2014

               Re:  National Municipal Trust, Second Put Series
                    (14 Day Repurchase -- Collateral Backed)


          It is our understanding that you are filing with the Securities and Exchange Commission a 13th Post Effective Amend-ment to the above captioned trust, SEC file number 2-89666.

          Because the rating is a direct reflection of the ob-ligation to repurchase the portfolio of the trust, which obli-gation is secured by collateral from Anchor Savings Bank FSB, we reaffirm the assignment of an 'AAA' rating to the units of the trust.

          Please note that a condition for maintaining the rat-ing is your monthly submission of collateral reports listing securities by type, face amount, market value, allowed value and collateral value. In addition, please send all reports submitted to the trustee with regard to the trust and all pub-licly distributed financial information. You should also sub-mit the accountant's reports required by the documentation which verify that the required level of overcollateralization is being maintained. Any information regarding material changes or significant ongoing analysis should also be pro-vided. Finally, Standard & Poor's reserves the right to re-quest further information, if necessary, in order to review the rating. Please send all reports to: Standard & Poor's Ratings Services, Managed Funds Ratings, 25 Broadway, 13th floor, New York, NY 10004. The absence of this information may result in the withdrawal of our rating.

          You have permission to use the name of Standard &
Poor's Ratings Services, a division of The McGraw-Hill Compa-nies, Inc. and the above-assigned ratings in connection with

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                              -2-

your dissemination of information relating to these units, pro-vided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce pay-ment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the pub-lic of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accu-racy and completeness of the information submitted in connec-tion with the ratings. Standard & Poor's does not independ-ently verify the truth or accuracy of any such information.

          This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating as-signed to the units in the amendment referred to above. How-ever, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

          Please be certain to send a copy of your final pro-spectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

          We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                              Sincerely,


                              Sanford B. Bragg
                              Sanford B. Bragg
                              Managing Director